FIRST SUPPLEMENTAL INDENTURE (the "Supplemental Indenture"), dated as of September 27, 2000, among Trenwick Group Inc., a Delaware corporation ("Trenwick"), Trenwick America Corporation, a Delaware corporation ("Trenwick America") and The Chase Manhattan Bank, as trustee under the Indenture referred to below (the "Trustee").
                               W I T N E S S E T H

         WHEREAS, pursuant to the Indenture (the "Indenture"), dated as of January 31, 1997, between Trenwick and the Trustee, Trenwick issued its 8.82% Junior Subordinated Deferrable Interest Debentures (collectively, the "Securities");

         WHEREAS, Trenwick, LaSalle Re Holdings Limited, LaSalle Re Limited and Trenwick Group Ltd. (formerly Gowin Holdings International Limited) have entered into an Amended and Restated Agreement, Schemes of Arrangement and Plan of Reorganization, dated as of March 20, 2000, in connection with which Trenwick will transfer its property substantially as an entirety to Chartwell Re Holdings Corporation, a Delaware corporation ("Chartwell Re") and Chartwell Re will merge with and intoTrenwick America (the "Asset Transfer");

         WHEREAS, upon consummation of the Asset Transfer, all of the debts, liabilities, duties and obligations of Trenwick will become the debts, liabilities, duties and obligations of Trenwick America, including without limitation the debts, liabilities, duties and obligations of Trenwick under the Indenture;

         WHEREAS, Section 10.01 of the Indenture provides in pertinent part that Trenwick may consummate the Asset Transfer and that, in the event thereof, Trenwick America shall expressly assume, by supplemental indenture, executed and delivered to the Trustee, all of the obligations of Trenwick under the Indenture;

         WHEREAS, Section 10.03 of the Indenture provides in pertinent part that in connection with the Asset Transfer, Trenwick is required to deliver to the Trustee an Officers' Certificate and an Opinion of Counsel stating that the Asset Transfer and supplemental indenture in respect thereto comply with the provisions described in Articles IX and X of the Indenture;

         WHEREAS, Section 10.02 of the Indenture provides in pertinent part that upon the Asset Transfer, the successor Person to which Trenwick transferred its property substantially as an entirety, shall succeed to, and be substituted for, and may exercise every right and power of Trenwick under the Indenture with the same effect as if such successor Person had been named as Trenwick therein;

         WHEREAS, Section 9.01 of the Indenture provides in pertinent part that Trenwick and the Trustee may supplement the Indenture without the consent of any Securityholder to provide for the assumption of Trenwick's obligations under the Indenture to the Securityholders pursuant to Article X of the Indenture;


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

         WHEREAS, all things necessary to make this Supplemental Indenture a valid and binding agreement of Trenwick and Trenwick America in accordance with its terms have been done;

         NOW, THEREFORE, for and in consideration of the premises, it is mutually covenanted and agreed for the equal and proportionate benefit of all Securityholders as follows:

         SECTION 1. Trenwick America hereby expressly assumes all of the obligations of Trenwick under the Indenture, including the obligation to make due and punctual payment of the principal of (and premium, if any) and interest on the Securities according to their tenor and the due and punctual performance and observance of all the covenants and conditions to be kept or performed by the Company under the Indenture.

         SECTION 2. Pursuant to Section 10.02 of the Indenture, Trenwick America hereby succeeds to, and is substituted for, and may exercise every right and power of Trenwick under the Indenture with the same effect as if Trenwick America had been named as Trenwick therein.

         SECTION 3. After the execution and delivery of this Supplemental Indenture, any Securities authenticated and delivered in substitution for, or in lieu of, Securities then outstanding and all Securities presented or delivered to the Trustee on and after such date for such purpose shall be stamped, typed or otherwise affixed with a notation as follows:

                  TRENWICK AMERICA CORPORATION, A DELAWARE CORPORATION, HAS EXPRESSLY ASSUMED ALL OF THE OBLIGATIONS OF TRENWICK GROUP INC. UNDER THE INDENTURE, INCLUDING THE OBLIGATION TO MAKE DUE AND PUNCTUAL PAYMENT OF THE PRINCIPAL OF (AND PREMIUM, IF ANY) AND INTEREST ON THE SECURITIES ACCORDING TO THEIR TENOR AND THE DUE AND PUNCTUAL PERFORMANCE AND OBSERVANCE OF ALL THE COVENANTS AND CONDITIONS TO BE KEPT OR PERFORMED BY THE COMPANY UNDER THE INDENTURE. REFERENCE IS HEREBY MADE TO THE FIRST SUPPLEMENTAL INDENTURE, DATED AS OF SEPTEMBER 27, 2000, COPIES OF WHICH ARE ON FILE WITH THE TRUSTEE.

         SECTION 4. The Trustee accepts this Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby supplemented upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities in the performance of the trust created by the Indenture as hereby supplemented.

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

         SECTION 5. The Indenture, supplemented as hereinabove set forth, is in all respects ratified and confirmed, and the terms and conditions thereof, supplemented as hereinabove set forth, shall be and remain in full force and effect.

         SECTION 6. The validity and sufficiency, as well as the recitals contained in this Supplemental Indenture and the statements in the Officers' Certificate and Opinion of Counsel delivered in connection herewith shall be taken as statements of Trenwick America and Trenwick, and the Trustee shall have no responsibility for their correctness, validity or sufficiency.

         SECTION 7. This Supplemental Indenture shall become effective upon, and simultaneously with, the effective time of the Asset Transfer.

         SECTION 8. The internal laws of the State of New York shall govern this Supplemental Indenture.

         SECTION 9. This Supplemental Indenture may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

         SECTION 10. Capitalized terms not otherwise defined herein are defined as set forth in the Indenture.

         IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

                                    TRENWICK AMERICA CORPORATION


                                    By: /s/ James F. Billett, Jr.
                                        ----------------------------------
                                        Name:  James F. Billett, Jr.
                                        Title: Chairman, President and Chief
                                               Executive Officer

                                    TRENWICK GROUP INC.


                                    By: /s/ James F. Billett, Jr.
                                        ----------------------------------
                                        Name:  James F. Billett, Jr.
                                        Title: Chairman, President and Chief
                                               Executive Officer

                                    THE CHASE MANHATTAN BANK, as Trustee


                                    By: /s/ Richard Lorenzen
                                        ----------------------------------
                                        Name:  Richard Lorenzen
                                        Title: Assistant Vice President



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